SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                            FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15 (d) of the
                 Securities Exchange Act of 1934



                         August 3, 1995



        Date of Report (date of earliest event reported)



                     FIRST NATIONAL BANCORP

     (exact name of registrant as specified in its charter)



Georgia                   0-10657                 58-1415138


(state or other          (Commission              (IRS Employer
jurisdiction of          File No.)                Identification
of incorporation)                                 Number)



               303 Jesse Jewell Parkway, Suite 700

                   Gainesville, Georgia  30501


             (address of principal executive office)



                         (770) 503-2000


      (Registrant's telephone number, including area code)



                            No Change

     (Former name or address, if changed since last report)

Item 5. OTHER EVENTS

(a.) This is an update to the event reported as of July 25, 1995, whereby it was reported that officials of the Registrant, First National Bancorp ("First Bancorp"), and The Bank of Heard County ("Bank of Heard County") had signed a Letter of Intent to merge. Effective August 3, 1995, those parties have signed an Agreement of Reorganization and Plan of Merger whereby the Bank of Heard County will be merged into Interim Heard Corporation, a wholly owned subsidiary of First Bancorp, in a reverse triangular merger which will make Bank of Heard County a wholly owned subsidiary of First Bancorp.


     As previously reported, the merger will be structured as a tax free exchange of stock whereby each share of Bank of Heard County common stock will be exchanged for 325.58 shares of First Bancorp $1.00 par value common stock with the transaction to be accounted for under the pooling-of-interests method of accounting. Bank of Heard County currently has outstanding 1,000 shares of common stock. No cash, except for fractional shares will be offered in the transaction. The merger is subject to Bank of Heard County shareholder approval and the approval of various state and federal regulatory authorities.

     Currently, total consolidated assets of Bank of Heard County are $40 million and shareholders equity is $4 million. Bank of Heard County is a state chartered commercial bank.

     First Bancorp is currently a $3.1 billion asset holding company located in Gainesville, Georgia. First Bancorp is a bank and thrift holding company with 18 commercial bank and 2 savings bank affiliates. If the merger is consummated, Bank of Heard County will become First Bancorp's 21st bank subsidiary and the company will have 65 offices in over 40 communities in North Georgia and Central Florida.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              FIRST NATIONAL BANCORP
                              (Registrant)



                              By:  s/C. Talmadge Garrison
                                   C. Talmadge Garrison,
                                   Senior Vice President,
                                   Secretary & Treasurer



Date: August 28, 1995